Exhibit 10.52

August 28th, 2018

Mr. Arturo Araya

*****

Re: Offer of Employment

Dear Mr. Araya:

I am pleased to confirm an offer for you, by way of this offer letter (this “Letter”) to join BRAINSTORM CELL THERAPEUTICS INC., a Delaware corporation (the “Company”) on a full-time basis, in the position of Chief Commercial Officer (CCO). Your employment commencement date shall be no later than August 28th , 2018 (the “Effective Date”) and shall continue until terminated pursuant to the terms hereof (collectively, the “Employment Period”).

The terms of your employment and compensation will consist of the following:

(i)	Hours Commitment: a. During the first three months of your employment with the Company (the “Initial Period”), you will be expected to work two or three days each week or an average of 20 hours per week. b. On or about December 1st, 2018, you will be expected to work in a full-time capacity, meaning a 40-hour work week, with the days and hours to be mutually agreed upon by the parties, pursuant to the Company’s ordinary course of business. You may be required to travel in connection with your position. The Company shall pay for or reimburse all properly approved Company related travel expenses. It is understood and acknowledged by the Company and by you that you will work from the Company’s New Jersey offices, except as otherwise agreed by you and the Company from time to time.

(ii)	Title: Chief Commercial Officer (as further detailed on Exhibit A)

(iii)	Nature of Services: You will directly report to our Chief Executive Officer (the “CEO”), and your primary responsibilities will consist of those listed on Exhibit A (collectively, the “Executive Duties”) or as may otherwise be directed from time to time by the CEO.

(iv)	Compensation*:

a.	In consideration of the performance of the Executive Duties, you shall be entitled to receive an annual base compensation of Three Hundred Thousand and 00/100s U.S. Dollars (USD$300,000) (the “Base Salary”), paid to you on the 15th and final day of each month in arrears (or as otherwise required in compliance with applicable law), during the Employment Period. No additional compensation shall be payable to you by reason of the number of hours worked or any hours worked on Saturdays, Sundays or holidays, by reason of special responsibilities assumed (whether on behalf of the Company or any of its subsidiaries or affiliates), special projects completed, or otherwise. All Base Salary payable hereunder shall be payable in accordance with the Company’s regular payroll practices (e.g., timing of payments and standard employee deductions, such as income and employment tax withholdings).

Confidential

BrainStorm Cell Therapeutics Inc., 3 University Plaza Drive, Suite 320, Hackensack, NJ 07601

Phone: 201-488-0460 Fax: 201-430-7555

b.	You shall be eligible to receive an annual cash bonus equal to twenty percent (20%) of the Base Salary, subject to your satisfaction of pre-established performance goals to be mutually agreed upon by the CEO and the Board of Directors of the Company (the “Board), or a committee thereof, each year during the Employment Period.

c.	Director Compensation: The Restricted Stock Agreements between you and the Company, respectively dated February 26, 2018 and March 26, 2018 are (subject to the approval of the terms of this Letter by the Board or its committees and execution of this Letter by all parties hereto) hereby amended such that they will cease vesting on the Effective Date (and all unvested shares are automatically forfeited to the Company on the Effective Date); you shall be entitled to receive your pro rata share (calculated based on the number of days from February 26, 2018 to the Effective Date) of the annual cash award of $12,500 payable for your Board services from February 26, 2018 through February 25, 2019.

d.	Upon the Effective Date you shall receive a one-time grant of an option to purchase 200,000 shares of Company’s common stock under the 2014 Stock Incentive Plan or 2014 Global Share Option Plan, as applicable, or successor plan thereto (collectively, the “Plan”), at an exercise price per share equal to the per share closing price of the Company’s common stock on the date of the grant according to Nasdaq (the “Grant”). Provided you remain employed by the Company on each applicable vesting date, the vesting schedule of the Grant shall be as follows: 25% of the Grant shall vest and become exercisable on each of the first, second, third and fourth anniversaries of the Effective Date, so that the Grant becomes fully vested and exercisable on the fourth anniversary of the Effective Date. Grant shall be subject to accelerated vesting upon a Change of Control (defined below) of the Company and such other accelerated vesting as provided in this Letter or the Plan (and any award agreement evidencing such grant, to the extent such award agreement contains more preferential terms). The Grant shall have a ten (10) year term. Any unvested shares underlying the Grant as of the date of the termination of your employment with the Company shall automatically terminate. You shall have ninety (90) days after termination of your employment with the Company to exercise the Grant to the extent then vested. The Grant is also contingent upon the prior approval of the Board or the Compensation Committee of the Board and Executive’s execution of one or more stock option agreements in such form and substance as may reasonably be determined by the Company, which the parties will endeavor to execute within ten (10) days from the Effective Date. In addition to the foregoing, you shall be entitled to participate in the Plan and receive such stock options or other equity awards relating to the equity of the Company as determined by the Board (or the Compensation Committee of the Board) in its sole and absolute discretion. For the purposes of this Letter “Change of Control” means the first to occur of any of the following: (i) The sale, transfer, conveyance or other disposition by the Company, in one or a series of related transactions, whereby an independent third party(s) becomes the beneficial owner of a majority of the voting securities of the Company; (ii) any merger, consolidation or similar transaction involving the Company, other than a transaction in which the stockholders of the Company immediately prior to the transaction hold immediately thereafter in the same proportion as immediately prior to the transaction not less than 50% of the combined voting power of the then voting securities with respect to the election of the Board of Directors of the resulting entity; or (iii) any sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, no change in ACCBT Corp., ACC International Holdings Ltd. or their affiliates’ ownership of the Company shall be deemed a Change of Control under this Letter, and none of the following shall, either together or alone, constitute a Change of Control: (A) the subscription for, or issuance of Company securities (whether or not constituting more than 50% of the Company’s issued and outstanding securities (unless such subscription or issuance would result in a Change of Control under clause (i) above)); (B) the issuance or exercise of Board appointment or nomination rights of any kind (whether or not relating to a majority of Board members); (C) preemptive rights to purchase securities of the Company, or the exercise of such rights; (D) the right to consent to Company corporate actions; or (E) the exercise of warrants or options.

Confidential

BrainStorm Cell Therapeutics Inc., 3 University Plaza Drive, Suite 320, Hackensack, NJ 07601

Phone: 201-488-0460 Fax: 201-430-7555

e.	Upon presentation of vouchers and similar receipts, you shall be entitled to receive reimbursement in accordance with the policies and procedures of the Company maintained from time to time for all reasonable business expenses actually incurred in the performance of the Executive Duties, and as more fully detailed in the Employee Manual.

*Subject to all mandatory withholdings required by applicable law.

(v)	Employee Benefits: You shall be entitled to participate in such employment benefits, including but not limited to a Section 401(k) retirement plan, health, dental, and long-term disability plans as are established by the Company and as in effect from time to time applicable to executives of the Company. The Company shall provide health and dental insurance plans or, if the Company is unable to provide such plans, the Company will reimburse you for your health and dental insurance costs. The Company shall not be required to establish, continue or maintain any other specific benefits or benefit plans other than health and dental insurance.

(vi)	Other Employee Benefits; Vacation: You shall be entitled to those other employee benefits which are (a) expressly stated in the Company’s employee handbook, as may be applicable (the “Employee Manual”) and offered to the Company’s full-time employees, and (b) required by applicable law. Notwithstanding, following the Initial Period, you shall also be entitled to vacation during each year of the Employment Period in accordance with the Employee Manual; provided that you shall be entitled to four (4) weeks of vacation per fiscal year.

(vii)	No Additional Compensation. Except as provided herein or as determined in the discretion of the Compensation Committee of the Board, you shall not be entitled to any other compensation, salary or bonuses for services as an employee of Company.

(viii)	Confidentiality; Work for Hire: You will be required to execute the Company’s standard Assignment, Non-Competition, Non-Solicitation and Confidentiality Agreement on or prior to your Start Date. A copy of this Assignment, Non-Competition, Non-Solicitation and Confidentiality Agreement has been appended to this Letter for your review and execution.

Confidential

BrainStorm Cell Therapeutics Inc., 3 University Plaza Drive, Suite 320, Hackensack, NJ 07601

Phone: 201-488-0460 Fax: 201-430-7555

As you are aware, following the Initial Period, you will be a full-time employee with the Company and must devote your full attention and efforts to the Company during regular work hours. It is understood that during the Initial Period you will be allowed to consult for other companies (but in no event will you consult for a competitor of the Company), so long as your consulting work: (i) does not interfere with your performance of your job duties and other obligations outlined in this Letter (including Exhibit A hereto); (ii) does not violate your obligations under the Assignment, Non-Competition, Non-Solicitation and Confidentiality Agreement; (iii) is approved by the CEO of the Company; and (iv) ceases on or before the end of the Initial Period. Your employment with the Company is "at will," which means your employment may be terminated at any time for any reason, by either party, with or without notice; and this Letter is an outline of the terms of our offer and is not intended to create a contract of employment between you and the Company.

This Letter will be governed solely by the laws of the State of New York without giving effect to the conflict of laws principles thereof. You further agree to submit to the exclusive jurisdiction of the courts situated in the State of New York in respect of any issue and/or dispute which arises hereunder and/or in connection with your employment with the Company.

By signing this Letter, you confirm that you are not subject to any agreements or other restrictions that would prevent you from working for the Company and carrying out the services described above. You further confirm that your employment with the Company will not violate or breach any confidential relationship between you and any third party, and that you will not disclose to the Company or use for the Company’s benefit any confidential or trade secret information of any third party. You agree that at no time during the period of your employment with the Company will you undertake responsibilities or obligations which will present a conflict of interest with, or limit your ability to fulfill the duties of your position with the Company.

You are required by law to provide documentation necessary to complete U.S. Government Form I-9. Your employment will not commence until the Company has received such materials/documentation. In addition, this offer is contingent on verification of the information you have provided on your employment application and in your job interview.

We look forward to having you join the Brainstorm team, and we are confident that you’ll contribute to its overall success. If you should have any questions, please feel free to contact me at your earliest convenience.

Sincerely,

BRAINSTORM CELL THERAPEUTICS INC.

By: /s/ Chaim Lebovits

Name: Chaim Lebovits

Title: President and CEO

Confidential

BrainStorm Cell Therapeutics Inc., 3 University Plaza Drive, Suite 320, Hackensack, NJ 07601

Phone: 201-488-0460 Fax: 201-430-7555

ACKNOWLEDGED AND AGREED

AS OF THE DATE SET FORTH BELOW:

By: /s/ Arturo Araya

Name: Arturo Araya

Title: In his individual capacity

Confidential

BrainStorm Cell Therapeutics Inc., 3 University Plaza Drive, Suite 320, Hackensack, NJ 07601

Phone: 201-488-0460 Fax: 201-430-7555

EXHIBIT A

Description of Position:

The Chief Commercial Officer (CCO) is a senior executive who will lead Brainstorm’s commercialization activities.

Detailed Roles and Responsibilities:

Reporting to: CEO Chaim Lebovits, BrainStorm Cell Therapeutics

The CCO will be responsible for the development and execution of the commercialization strategy for NurOwn® and other biological products in BrainStorm’s pipeline. The CCO will also be responsible to build an appropriately scaled commercialization infrastructure and organization to drive market readiness and adoption of NurOwn® and BrainStorm’s biological products and be responsible for projected revenue growth. The CCO will take a global perspective on market opportunities and lead in the commercial assessment and prioritization of geographic as well as clinical market segments. The CCO is an integral member of BrainStorm’s executive leadership team.

KEY ACCOUNTABILITIES & RESPONSIBILITIES

•	Commercial Strategy: Deliver strategic leadership to define the optimal commercial path to growth and profitability of NurOwn® and other BrainStorm biological products and for the development of an effective growth process and infrastructure.
•	Collaboration: Develop collaborative working relationships within the organization in pursuit of the of the company’s overall business goals.
•	Marketing: Lead development of the company’s multichannel marketing strategy with an emphasis on achieving ALS market penetration for NurOwn® and sales growth.
•	Market Access: Develop and execute strategy to maximize NurOwn® access in the US and other key markets.
•	Strategic Alliances: Develop strategy for partnerships to commercialize NurOwn across geographies, where appropriate.
•	Pricing and Reimbursement: Develop and execute pricing and reimbursement strategies to effectively penetrate key markets and collaborate with BrainStorm colleagues to develop the necessary health economic data to support health technology assessment and payer requirements across geographies.
•	Sales strategy: Develop and implement NurOwn®’s commercial launch strategy across key market segments to ensure that the company identifies and optimizes a clear path to product uptake and growth. Assess, build and manage an array of necessary product and logistical channels capable of delivering on the company’s growth objectives.
•	Lifecycle and portfolio management: Collaborate with Brainstorm leadership team to evaluate in- and out-licensing opportunities as required and provide commercial input and assessment to key executive team decisions.
•	Investor relations: participate in investor relations meetings to communicate the commercial strategies and business results as required.

EXPERIENCE & EXPERTISE

•	Advanced degree
•	Strong leadership and collaboration skills
•	Demonstrated experience in developing AND executing successful commercialization strategies in gene or cell therapies and/or rare disease, CNS experience a plus
•	Successful experience in leading the building, planning, launch and successful commercialization of novel, rare disease therapies on a global basis.
•	Strong and demonstrated strategic thinking skills
•	Ability to think creatively and develop non-traditional solutions to complex business challenges
•	Strong negotiation and analytical skills
•	Ability to be hands-on as well strategic

Confidential

BrainStorm Cell Therapeutics Inc., 3 University Plaza Drive, Suite 320, Hackensack, NJ 07601

Phone: 201-488-0460 Fax: 201-430-7555

ASSIGNMENT, NON-COMPETITION, NON-SOLICITATION

AND CONFIDENTIALITY AGREEMENT

This Assignment, Non-Competition, Non-Solicitation and Confidentiality Agreement (this “Agreement”) is hereby effective as of August [__], 2018. As a condition of my employment with BRAINSTORM CELL THERAPEUTICS INC., its subsidiaries, affiliates, successors or assigns (collectively, the "Company"), and in consideration of my employment with the Company and my receipt of the compensation now and hereinafter paid to me by the Company, I, the undersigned, agree to the following:

1.       At-Will Employment. I understand and acknowledge that, unless I enter into a written employment agreement with the Company my employment with the Company is for an unspecified duration and constitutes "at-will" employment. I also understand that any representation to the contrary is unauthorized and not valid unless obtained in writing and signed by an authorized representative of the Company. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or me, with or without notice.

2.       Confidential Information.

2.1       Company Information. I recognize that the Company has devoted substantial money, time and resources in developing Confidential Information, and that the Company pays its employees, among other things, to develop and preserve its business information. Accordingly, I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of an authorized representative of the Company, any Confidential Information of the Company. I understand that "Confidential Information" means any Company technology or economic competitively valuable proprietary information, technical data, patients advocacy strategies, communications relating to patients (both internal and external), trade secrets or know-how, including, but not limited to, research, product plans, company business or working plans, products, Public Relations & Investor Relation strategies or communications, pricing and pricing methods, services, customer lists and customers (including, but not limited to, prospective and actual customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, software, developments, inventions, processes, technology, designs, drawings, models, engineering, marketing, finances, employee compensation data or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. In addition, I agree not to do any of the following: (a) disclose or disseminate Confidential Information to anyone, including any Company employee or volunteer, who lacks a need to know; (b) remove proprietary information from the Company's premises without the express written authorization from Company; and (c) use the Confidential Information for my own or any third party's benefit. I further understand that Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved or improvements or new versions thereof.

2.2       Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

Confidential

BrainStorm Cell Therapeutics Inc., 3 University Plaza Drive, Suite 320, Hackensack, NJ 07601

Phone: 201-488-0460 Fax: 201-430-7555

2.3       Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company's agreement with such third party.

2.4       Governmental Limitations. Nothing set forth in the Agreement or in any other agreement or policy of the Company shall prohibit any person from reporting possible violations of federal or state law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. No person shall require prior authorization of any party to make any such reports or disclosures, and no person shall be required to notify the Company that he or she has made such reports or disclosures. Furthermore, nothing in the Agreement shall prohibit or limit a person from receiving a whistleblower award or other financial benefit for participating in a government investigation.

3.       Inventions.

3.1       Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to: (a) any and all inventions, developments, concepts, designs, discoveries, ideas, patents, patent applications, improvements, and all other worldwide rights of inventorship; (b) all copyrights in copyrightable works, all copyright registrations and/or applications, all original works of authorship, any derivations thereof and all moral rights appurtenant thereto; (c) all trademarks, service marks, trade names, trade dress, product names and slogans and any common law rights and good will appurtenant thereto, and all applications and registrations thereof; (d) all registered and unregistered domain names, uniform resource locators and keywords; (e) all computer and electronic data, documentation and software, including both source and object code, computer and database applications and operating programs; (f) all trade secrets and Confidential Information, including ideas, research notes, client lists, development notes, know-how, formulas, business methods and techniques and marketing, financial and pricing data; and (g) all other intellectual property rights relating to any or all of the foregoing, including any renewals, continuations or extensions thereof, whether or not patentable or registrable under copyright, trademark or similar laws (collectively hereinafter, the "Inventions"), which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company. I further acknowledge that all original works of authorship, as mentioned in this Section 3, which are or have been made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright, patent and/or trademark are "works made for hire," as that term is defined in the United States Copyright Act. I understand and agree that the decision whether or not to commercialize or market any Invention developed by me solely or jointly with others is within the Company's sole discretion and for the Company's sole benefit and that no royalty will be due to me as a result of the Company's efforts to commercialize or market any such Invention.

3.2       Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be deemed Confidential Information and will be available to and remain the sole property of the Company at all times.

Confidential

BrainStorm Cell Therapeutics Inc., 3 University Plaza Drive, Suite 320, Hackensack, NJ 07601

Phone: 201-488-0460 Fax: 201-430-7555

3.3       Patent, Copyright and Trademark Registrations. I agree to assist the Company, or its designee, at the Company's expense, in every proper way to secure the Company's rights in the Inventions and any copyrights, trademarks, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, trademarks, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patent, trademark, copyright or other intellectual property registrations thereon with the same legal force and effect as if executed by me.

4.       Solicitation of Customers. I recognize that the Company pays its employees, among other things, to develop and preserve customer and client goodwill, customer loyalty and customer and client contacts for and on behalf of the Company. Accordingly, for the period of twelve (12) months after the date of termination of my employment with the Company for any reason, whether with or without cause, I will not solicit the business of any client or customer of the Company, directly or indirectly, who is such on or prior to the date of such termination. In addition, I will not solicit the business of any defined prospective client or customer. A defined prospective client or customer is one that is (a) an assigned account of any Company employee or (b) on an account list in any employee's sales or pipeline report within the last year from the termination date. I expressly agree that the limitation of this Section protects a legitimate business interest of the Company. Nevertheless, in the event that any of the restrictions and limitations contained in this Section are deemed unreasonable or to otherwise exceed the time and/or geographic limitations permitted by applicable law, such provisions of this Section shall be reformed to the maximum time and/or geographic limitations permitted by applicable law.

5.       Conflicting Employment. I agree that, during the term of my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of my employment, nor will I engage in any other activities that conflict with my obligations to the Company. I expressly agree that the limitation of this Section protects a legitimate business interest of the Company. Nevertheless, in the event that any of the restrictions and limitations contained in this Section are deemed unreasonable or to otherwise exceed the time and/or geographic limitations permitted by applicable law, such provisions of this Section shall be reformed to the maximum time and/or geographic limitations permitted by applicable law. Further, the non-competition provision in this Section shall not apply to employment and other statuses set forth in this Section in any jurisdiction in which they are prohibited. The remainder of this Agreement shall apply within and outside of such jurisdictions.

Confidential

BrainStorm Cell Therapeutics Inc., 3 University Plaza Drive, Suite 320, Hackensack, NJ 07601

Phone: 201-488-0460 Fax: 201-430-7555

6.       Returning Company Property. I agree that, at the time of leaving the employ of the Company, I will deliver and return to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all Company-owned devices, records, data, files, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me or in my possession, including, without limitation, those records maintained pursuant to paragraph 3.3.

7.       Notification of New Employer. In the event that I leave the employ of the Company, I hereby grant to the Company the right to notify my new employer about my rights and obligations under this Agreement.

8.       Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit, hire, offer employment or encourage any of the Company's employees, independent contractors or vendors to leave their employment / engagement, either for myself or for any other person or entity. I expressly agree that the limitation of this Section protects a legitimate business interest of the Company. Nevertheless, in the event that any of the restrictions and limitations contained in this Section are deemed unreasonable or to otherwise exceed the time and/or geographic limitations permitted by applicable law, such provisions of this Section shall be reformed to the maximum time and/or geographic limitations permitted by applicable law.

9.       Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any prior agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict with this Agreement.

10.       Equitable Relief. I acknowledge and agree that it is impossible to measure in money the damages which will accrue to the Company if I should breach or be in default of any of my representations or agreements set forth in this Agreement. Accordingly, if I breach or am in default of any such representations or agreements, the Company shall have the full right to seek injunctive relief, in addition to any other existing rights provided in this Agreement or by operation of law, without the requirement of posting bond. If any action or proceeding is instituted by or on behalf of the Company to enforce any term of this Agreement, I hereby waive any claim or defense thereto that the Company has an adequate remedy at law or that the Company has not been, or is not being, irreparably injured by my breach or default. The rights and remedies of the Company pursuant to this Section are cumulative, in addition to, and shall not be deemed to exclude, any other right or remedy which the Company may have pursuant to this Agreement or otherwise, at law or in equity.

11.       Governing Law; Venue. This Agreement will be governed solely by the laws of the State of New York without giving effect to the conflict of laws principles thereof. I further agree to submit to the exclusive jurisdiction of the courts situated in the State of New York in respect of any issue and/or dispute which arises hereunder.

12.       Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and supersedes all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

Confidential

BrainStorm Cell Therapeutics Inc., 3 University Plaza Drive, Suite 320, Hackensack, NJ 07601

Phone: 201-488-0460 Fax: 201-430-7555

13.       Full Knowledge and Volition. I acknowledge and agree that I have received a copy of this Agreement, that I have read and understood all of the terms and conditions of this Agreement, and that I have had full opportunity to be advised of my right and to discuss all aspects of this Agreement with counsel of my own choosing prior to execution hereof.

14.       Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

15.       Waiver. No course of dealing or omission on the party of the Company in asserting or exercising any right, power or remedy conferred by this Agreement shall constitute or operate as a waiver thereof or otherwise prejudice its rights, powers and remedies conferred by this Agreement or shall preclude any other or further exercise thereof of any other right, power and remedy.

16.       Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

17.       Attorney’s Fees. Should I be found liable for any action taken to enforce this Agreement, I will reimburse the Company for all reasonable attorney’s fees and court costs.

18.       Waiver. No act or failure to act by Company waives any rights herein. To be effective, any waiver by Company must be in writing and executed by an executive officer of the Company.

19.       Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

20.       Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed one in the same original instrument.

BRAINSTORM CELL THERAPEUTICS INC.

By:
Name: Chaim Lebovits
Title: Chief Executive Officer

EMPLOYEE

By:
Name: Arturo Araya
Title: In his individual capacity

Confidential

BrainStorm Cell Therapeutics Inc., 3 University Plaza Drive, Suite 320, Hackensack, NJ 07601

Phone: 201-488-0460 Fax: 201-430-7555